Exhibit 10.4

RF MONOLITHICS OMNIBUS INCENTIVE PLAN OF 2007

(As Adopted April 30, 2007)

1. Purpose. The purposes of the RF Monolithics Omnibus Incentive Plan of 2007 (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with RF Monolithics, Inc. (“RF Monolithics” or the “Company”) and its Subsidiaries, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and RF Monolithics’ stockholders by providing them restricted stock, restricted stock units and other stock and cash incentives.

2. Administration. The Plan will be administered by the Compensation Committee (the “Committee”) of the RF Monolithics Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) NASDAQ may establish pursuant to its rule-making authority; and

(c) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of RF Monolithics and its stockholders and in accordance with the purposes of the Plan and need not otherwise be uniform or consistent. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of shares of restricted stock, restricted stock units and other awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are, or who are reasonably expected to be, “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3. Participants. Participants may consist of all employees of RF Monolithics and its Subsidiaries. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by RF Monolithics and which RF Monolithics consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4. Types of Benefits. Benefits under the Plan may consist of Restricted Stock, Restricted Stock Units, Performance Cash Awards, Management Incentive Awards and Other Stock or Cash Awards, all as described below. Anything herein to the contrary notwithstanding, all equity-based awards hereunder shall be authorized under a shareholder-approved plan, such as the Company’s 2006 Equity Incentive Plan, as a condition to being authorized hereunder.

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5. Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock provides participants the rights to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock Units provide participants the right to receive shares at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b) a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to RF Monolithics at cost) such shares or units in the event of termination of employment during the period of restriction; or

(c) the attainment of performance goals including without limitation those described in section 9 hereof.

All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion and subject to other legal and contractual limitations, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units.

The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with section 11 hereof.

6. Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based upon performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided the stated performance period will not be less than 3 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above) and the maximum amount earned by a Covered Employee in any calendar year may not exceed the amount specified in section 6 below. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

7. Management Incentive Awards. The Committee may designate RF Monolithics participants who are eligible to receive a monetary payment in any fiscal year based on a percentage or a fixed amount of an incentive pool not to exceed an aggregate amount equal to the greater of (i) 5% of RF Monolithics’ consolidated operating net income for the fiscal year or (ii) 2.5% of RF Monolithics’ sales for the fiscal year, subject as to clause (ii) to a maximum of $1,500,000. The Committee shall allocate an incentive pool percentage to each designated participant for each fiscal year. In no event may the incentive pool payment for any one participant exceed those same limitations.

For the purposes hereof, “consolidated operating net income” shall mean the consolidated net income before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Special Items. Special Items shall include: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) if so designated by the Compensation Committee, equity-based compensation.

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As soon as possible after the determination of RF Monolithics’ performance during each fiscal quarter of a Plan year, the Committee shall calculate the participant’s incentive payment based upon the terms established at the beginning of the fiscal quarter or year. Adjustments to this calculation may be made in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee (as defined in section 2 above) be increased in any way, including as a result of the reduction of any other participant’s allocated portion.

8. Other Stock or Cash Awards. In addition to the incentives described in sections 5 through 7 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of RF Monolithics and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

9. Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Cash Awards and other incentives under the Plan to a Covered Employee (as defined in section 2) may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of RF Monolithics common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude Special Items (as defined in section 7 above). In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements (including without limitation the Company’s “consolidated operating net income” as defined in section 7), generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual or quarterly report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

10. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of RF Monolithics, (i) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (ii) all performance goals shall be deemed achieved at target levels and all other terms and conditions met; (iii) all Performance Cash Awards and Restricted Stock Units shall be paid out as promptly as practicable; (iv) all Management Incentive Awards shall be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (v) all Other Stock or Cash Awards shall be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards shall provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. If the Committee determines that any payment under this Section would exceed the maximum amount permitted under Section 280G of the Code for a participant subject to that section, it may defer the payment of some or all of that amount or reduce the amount payable hereunder to the extent it determines necessary to comply with such Section.

The term “Cause” shall mean, with respect to any participant, (i) the participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the participant’s willful engagement in gross misconduct in the performance of the participant’s duties that materially injures the Company or a Subsidiary.

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The term “Good Reason” shall mean, with respect to any participant, without such participant’s written consent, (i) the participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company or a Subsidiary during the 90-day period immediately preceding a Change in Control, or the participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a Subsidiary requires the participant regularly to perform his duties of employment beyond a fifty (50) mile radius from the location of the participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the Participant’s employment other than pursuant to a notice of termination which indicates the Participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

A “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not RF Monolithics is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RF Monolithics representing 20% or more of the combined voting power of RF Monolithics’ then outstanding securities (other than RF Monolithics or any employee benefit plan of RF Monolithics; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of RF Monolithics’ securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of RF Monolithics in which RF Monolithics is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of RF Monolithics in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RF Monolithics other than any such transaction with entities in which the holders of RF Monolithics common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of RF Monolithics approve any plan or proposal for the liquidation or dissolution of RF Monolithics, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

In the event that the Committee determines that a payment or delivery of an award to be made following a Change in Control as provided herein would be subject to Section 409A of the Code but would not be permissible under that Section, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the earliest date on which payment may be made consistent with Section 409A, including any required six-month delay applicable to “specified employees” as defined in Section 409A(a)(2)(B)(i).

11. Adjustment Provisions.

(a) In the event of any change affecting the number, class, market price or terms of the shares of common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of common stock other

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than a regular cash dividend, (any of which is referred to herein as an “equity restructuring”), then the Committee shall make an equitable substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate. Such substitution or adjustment shall equalize an award’s intrinsic and fair value before and after the equity restructuring.

(b) In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of RF Monolithics or a Subsidiary (a “Divestiture”), the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c) In the event of any merger, consolidation or reorganization of RF Monolithics with or into another corporation which results in the outstanding common stock of RF Monolithics being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of RF Monolithics will be entitled pursuant to the transaction.

12. Substitution and Assumption of Benefits. The Board of Directors or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of RF Monolithics or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in section 4 hereof, to the extent permitted by the rules of the Nasdaq Global Stock Market or other similar rules then applicable to RF Monolithics.

13. Nontransferability. Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution.

14. Taxes. RF Monolithics shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and RF Monolithics may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the receipt or vesting of shares hereunder, a participant may pay all or a portion of any withholding as follows: (a) by electing to have RF Monolithics withhold shares of common stock having a fair market value equal to the amount required to be withheld up to the minimum required statutory withholding amount; or (b) by delivering irrevocable instructions to a broker to sell shares and to promptly deliver the sales proceeds to RF Monolithics for amounts up to and in excess of the minimum required statutory withholding amount. For Restricted Stock and Restricted Stock Unit awards, no withholding in excess of the minimum statutory withholding amount will be allowed.

15. Controlling Effect of Other Equity Plans on the Plan. All grants of Restricted Stock, Restricted Stock Units and other Stock Awards shall be made in conformity with another shareholder-approved equity incentive plan, such as the 2006 Equity Incentive Plan (each, an “Equity Plan”). In the event of a conflict between the terms of the Plan and an Equity Plan, the terms of the Equity Plan shall control.

16. Amendment and Termination. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

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17. Other Provisions.

(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

(b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(c) The Committee, in its sole discretion, may require a participant to have amounts or shares of common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d) Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(e) No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f) Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.

(g) The payment of cash or the delivery of Restricted Stock or Restricted Stock Units hereunder is intended to provide current incentive compensation to participants and not to defer the receipt of compensation beyond the date that it would otherwise be actually or constructively received. Accordingly, payment or delivery of an award shall be made as soon as possible following the vesting of such award and in any event not later than 2 1/2 months after the close of the year of the Company or of the participant in which vesting occurs, whichever is later. The Committee may, however, adopt rules, procedures or programs under which participants may defer the receipt of payments or delivery of awards under this Plan or in coordination with other plans of the Company. Unless and until such procedures are adopted, no deferral shall be provided hereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Committee may adopt policies or procedures to exempt the awards from that section or to assure compliance with such Code section.

18. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Texas (without regard to any state’s conflict of laws principles). Any legal action related to this Plan shall be brought only in a federal or state court located in Texas.

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